CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-153515 on Form N-14 under the Securities Act of 1933, of our report dated November 21, 2007, relating to the financial statements and financial highlights of Summit Mutual Funds, Inc. -- Apex Series, including Bond Fund, Everest Fund and Money Market Fund appearing in the Annual Report on Form N-CSR of Summit Mutual Funds, Inc. -- Apex Series for the year ended September 30, 2007, and to the reference to us under the heading "Financial Statements and Experts" in the Prospectus/Proxy Statement, which is part of such Registration Statement.

DELOITTE & TOUCHE LLP

Chicago, Illinois
October 1, 2008